EXHIBIT 16.1

September 14, 2006

Securities & Exchange Commission

Washington D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of Kinglake Resources, Inc. and on June 12, 2006, we reported on the balance sheets of Kinglake Resources, Inc. as of April 30, 2006, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from date of inception on April 14, 2006 to April 30, 2006. On July 21, 2006 we resigned as the independent registered public accounting firm of Kinglake Resources, Inc. We have read Kinglake Resources, Inc. 's statements included under Item 4.01 of its Form 8-K/A dated September 14, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Kinglake Resources, Inc. statements related to the engagement of Michael T. Studer, C.P.A., P.C. as their independent registered public accounting firm.

Very truly yours,

MOEN & COMPANY, LLP

MOEN & COMPANY, LLP.
Per: Irving P. Moen